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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS) OF
                              GLEASON CORPORATION
                                       AT
                              $23.00 NET PER SHARE
                                       BY
                        TORQUE ACQUISITION CO., L.L.C.,
                          A WHOLLY OWNED SUBSIDIARY OF
                       VESTAR CAPITAL PARTNERS IV, L.P.,
                                     AND BY
                              GLEASON CORPORATION

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, JANUARY 27, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               December 15, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

    We have been appointed by Torque Acquisition Co., L.L.C., a newly formed Delaware limited liability company and a wholly owned subsidiary of Vestar Capital Partners IV, L.P. ("Acquisition Company"), and Gleason Corporation, a Delaware corporation (the "Company" and, together with Acquisition Company, the "Purchasers"), to act as Information Agent in connection with the Purchasers' offer to purchase all of the outstanding shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company, together with the associated preferred share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), at a purchase price of $23.00 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Offer Price"), without interest thereon, with Acquisition Company agreeing to pay for and purchase the first 2,318,126 Shares tendered pursuant to the Offer and the Company agreeing to pay for and purchase all Shares in excess of such 2,318,126 Shares paid for and purchased by Acquisition Company, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 15, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which would result in Acquisition Company and certain other continuing stockholders of the Company owning in the aggregate at least two-thirds of the outstanding Shares on a fully-diluted basis (or approximately 6.5 million Shares) after giving effect to the repurchase of Shares by the Company in the Offer and assuming the cancellation of such Shares. The Offer is also subject to other conditions set forth in the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offer to Purchase dated December 15, 1999;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);
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    4.  A letter which may be sent to your clients for whose accounts you hold
       Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. A letter to stockholders of the Company from James S. Gleason, the Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated December 15, 1999, which has been filed by the Company with the Securities and Exchange Commission;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C. (the "Depositary").

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in the section of the Offer to Purchase captioned "THE OFFER--Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

    The Purchasers will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchasers will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

    The Purchasers will pay or cause to be paid all stock transfer taxes applicable to their purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JANUARY 27, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in the section of the Offer to Purchase captioned "THE OFFER--Procedures for Tendering Shares."

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          GEORGESON SHAREHOLDER
                                          COMMUNICATIONS INC.
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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT
OF THE PURCHASERS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.